Exhibit 10(ee)

Award Agreement

THIS AWARD AGREEMENT (the “Agreement”) is entered into as of                     , 2005 (the “Grant Date”), by and between Sprint Corporation, a Kansas corporation (together with its direct and indirect subsidiaries, “Sprint”) and                                          (the “Executive”), an employee of Sprint for the grant of options and restricted stock units with respect to Sprint’s FON Common Stock, par value $2.00 per share (“FON Stock”).

IN CONSIDERATION of the mutual covenants and agreements set forth in this Agreement, the parties agree to the following.

1.    Defined Terms Incorporated from 1997 Long-Term Stock Incentive Program

Capitalized terms used in this Award Agreement and not defined herein shall have the meanings set forth in Sprint’s 1997 Long-Term Stock Incentive Program (the “Program”).

2.    Grant of Stock Options

Sprint hereby grants to Executive under the Program options to buy                      shares of FON Stock at a strike price of $     per share (the “Option”). The Option becomes exercisable at a rate of 25% of the total number of shares subject to purchase on each of the first four anniversaries of the Grant Date and expires on the 10th anniversary of the Grant Date. The Option is governed by, and this Agreement hereby incorporates, the Standard Terms of Options set forth in Section 6(g) of the Program except (i) as provided in Section 4 below, and (ii) that the strike price of $     was set at 110% of the Fair Market Value of one Share of FON Stock on the Grant Date.

3.    Grant of Restricted Stock Units

Sprint hereby grants to Executive under the Program                      FON restricted stock units (the “RSUs”). Each RSU represents the unsecured right to require Sprint to deliver to Executive one share of FON Stock. With respect to 100% of the RSUs, the “vesting date” and “initial delivery date” is on the third anniversary of the Grant Date subject to paragraph 4.02 below. The RSUs are governed by, and this Agreement hereby incorporates, the Standard Terms of Other Stock Unit Awards set forth in Section 9(c) of the Program except as provided in Section 4 below.

4.    Terms different from Standard Terms

4.01    Retention Program vesting. If Executive is involuntarily terminated without cause with a last day worked before the one year anniversary of the contemplated spin-off of Sprint’s Local division (the “Spin-off), any unvested portion of the Option or RSUs will vest on an accelerated basis, if: (1) the Sprint Nextel merger is completed and the Executive remains employed with Sprint, or is on severance, at that time, and (2) the Option or RSUs have been outstanding for at least one year as of the last day of the Executive’s severance pay period. This vesting acceleration will be effective on the last day of the Executive’s severance pay period. For this purpose, transfer to the spun-off company in connection with the Spin-off is not considered involuntary termination. In the event the Spin-off does not occur, acceleration will only occur if the Executive is involuntarily terminated without cause with a last day worked before the one year anniversary of the Sprint Nextel merger.

4.02    Performance adjustment. Subject to discretion of the Compensation Committee of Sprint’s Board of Directors, the number of RSUs in Section 3 will be adjusted by multiplying that number by a payout percentage (from 0% to 200%) based on achievement of financial objectives relating to enterprise economic value added (EVA) during 2005 (the “Performance Adjustment”). If the proposed merger with Nextel Communications, Inc., is completed before year-end 2005, full year EVA performance will be calculated by dividing actual year-to-date performance through the most recent full month before the close of the merger by budgeted year-to-date performance for the same period and multiplying the quotient by the 2005 full year budget. The Performance Adjustment will be made as soon as practicable after year-end 2005. If Executive remains an employee of Sprint throughout 2005, cash dividends on the FON Stock underlying these RSUs during 2005 will be paid to Executive as soon as practicable after the Performance Adjustment. These cash dividends will be calculated by first adjusting the RSUs by the Performance Adjustment and then applying the dividend rate for each quarterly dividend for which Executive held the RSUs, as adjusted, on each dividend record date. After the Performance Adjustment is made, if cash dividends are paid on the underlying FON Stock, Executive will receive cash dividends for RSUs held on the dividend record date as provided in Section 9(c) of the Program.

4.03    Section 280G of the Internal Revenue Code. The limitation on acceleration of vesting under Section 6(g)(viii) and Section 9(c)(iv) of the Program, relating to payments or benefits contingent on a change in control within the meaning of Code Section 280G, does not apply to the Option or RSUs.

5.    Plan Information

Executive hereby acknowledges having read the 1997 Long-Term Stock Incentive Program Plan Information Statement dated February 2005 available on line at http://ppld.corp.sprint.com/hr/comp/ec.html. To the extent not inconsistent with the provisions of this Agreement, the terms of such information statement and the Program are hereby incorporated by this reference.

IN WITNESS WHEREOF, Sprint has caused this Agreement to be executed by its duly authorized officer and the Executive has executed the same as of the Grant Date.

SPRINT CORPORATION

By:
Authorized Officer

By:
, “Executive”